                                                                       EXHIBIT 6

                                    ANNEX A

                         CONTINUUS SOFTWARE CORPORATION

                                OCTOBER 30, 2000

                            ------------------------

               INFORMATION STATEMENT PURSUANT TO SECTION 14(F) OF
         THE SECURITIES EXCHANGE ACT OF 1934 AND RULE 14F-1 THEREUNDER

                            ------------------------

No Vote or Other Action of Continuus Software Corporation's Stockholders is
        Required in Connection with This Information Statement.

No Proxies are Being Solicited and You Are Requested Not to Send a Proxy to
        Continuus Software Corporation.

                            ------------------------

                                    GENERAL

     This Information Statement is being mailed on or about October 30, 2000 as part of the Solicitation Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") of Continuus Software Corporation ("Continuus"). You are receiving this Information Statement in connection with the possible election of persons designated by Telelogic AB ("Purchaser"), a company organized under the laws of Sweden, and parent to Raindrop Acquisition Corporation ("Raindrop"), a Delaware corporation, to a majority of the seats on the Board of Directors (the "Board of Directors" or the "Board") of Continuus. On October 25, 2000, Continuus entered into an Agreement and Plan of Merger (the "Merger Agreement") with Purchaser and Raindrop, pursuant to which Raindrop is required to commence a tender offer to purchase all outstanding shares of Common Stock, par value $0.001 per share, of Continuus (the "Common Stock"), at a price per share of $3.46, net to the seller in cash (the "Offer Price"), upon the terms and conditions set forth in the Purchaser's Offer to Purchase, dated October 30, 2000, and in the related Letter of Transmittal (which, together with any amendments and supplements thereto, collectively constitute the "Offer"). Copies of the Offer to Purchase and the Letter of Transmittal have been mailed to stockholders of Continuus and are filed as Exhibits(a)(1) and (a)(2) respectively, to the Tender Offer Statement on Schedule TO (as amended from time to time, the "Schedule TO") filed by Purchaser and Raindrop with the Securities and Exchange Commission (the "Commission") on October 30, 2000. The Merger Agreement provides that, subject to the satisfaction or waiver of certain conditions, following completion of the Offer, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), Raindrop will be merged with and into Continuus (the "Merger"). Following consummation of the Merger, Continuus will continue as the surviving corporation and will be a wholly-owned subsidiary of Purchaser. At the effective time of the Merger (the "Effective Time"), each issued and outstanding share of Common Stock (other than shares of Common Stock that are owned by Purchaser, Raindrop, any of their respective subsidiaries, Continuus or any of its subsidiaries, and shares of Common Stock held by stockholders of Continuus who did not vote in favor of the Merger Agreement and who comply with all of the relevant provisions of Section 262 of the DGCL) will be converted into the right to receive $3.46 in cash or any greater amount per share paid pursuant to the Offer.

     The Offer, the Merger, and the Merger Agreement are more fully described in the Statement to which this Information Statement is attached as Annex A, which was filed by Continuus with the Commission on October 30, 2000 and which is being mailed to stockholders of Continuus along with this Information Statement.

     This Information Statement is being mailed to you in accordance with
Section 14(f) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and Rule 14f-1 promulgated thereunder. The information set forth herein supplements certain information set forth in the Schedule 14D-9. Information set forth herein related to Purchaser, Raindrop or the Purchaser Designees (as defined herein) has been provided by Purchaser. You are urged to read this Information Statement carefully. You are not, however, required to take any action in connection with the matters set forth herein.

                         VOTING SECURITIES OF CONTINUUS

     The Common Stock is the only class of equity securities of Continuus outstanding which is entitled to vote at a meeting of the stockholders of Continuus. As of the close of business on October 23, 2000, there were 11,130,314 outstanding shares of Common Stock, of which Purchaser and Raindrop own no shares as of the date hereof.

                     DESIGNATION OF DIRECTORS BY PURCHASER

     The Merger Agreement provides that upon the purchase of at least a majority of the issued and outstanding shares of Common Stock on a fully diluted basis pursuant to the Offer, Purchaser shall be entitled to designate such number of directors, rounded up to the next whole number, as will give Purchaser representation on the Board of Directors of Continuus equal to the product of
(i) the number of authorized directors on the Board of Directors (giving effect to the directors elected pursuant to Section 1.4 of the Merger

Agreement) and (ii) the percentage that the number of shares of Common Stock purchased by Purchaser or Raindrop or any affiliate thereof bears to the aggregate number of shares of Common Stock outstanding (the "Percentage"), and Continuus shall, upon the election and request by Purchaser, promptly increase the size of the Board of Directors and/or secure the resignations of such number of directors as is necessary to enable Purchaser's designees to be elected to the Board of Directors and shall cause Purchaser's designees to be so elected. At the request of Purchaser, Continuus will cause such individuals designated by Purchaser to constitute the same Percentage of (i) each committee of the Board,
(ii) the board of directors of each Subsidiary (as defined in Section 11.8 of the Merger Agreement) of Continuus and (iii) the committees of each such board of directors. Continuus' obligations to seek to appoint designees to the Board of Directors shall be subject to Section 14(f) of the Exchange Act. Continuus shall promptly take all appropriate action necessary to effect any such election and shall, subject to the next succeeding sentence, include in the Schedule 14D-9 the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. Purchaser will supply to Continuus in writing and be solely responsible for any information with respect to itself and its nominees, directors and affiliates required by Section 14(f) and Rule 14f-1. Notwithstanding the foregoing, the Merger Agreement provides that Purchaser, Raindrop and Continuus shall use their respective reasonable best efforts to ensure that at least three of the members of the Board of Directors shall at all times prior to the Effective Time be Continuing Directors (as defined in Section 1.4(b) of the Merger Agreement).

     It is expected that the Purchaser Designees will assume office promptly following the purchase by Raindrop of a majority of the outstanding Common Stock on a fully diluted basis pursuant to the terms of the Offer, and that, upon assuming office, the Purchaser Designees together with the continuing directors of Continuus will thereafter constitute the entire Board.

     As of the date of this Information Statement, Purchaser has not determined who will be the Purchaser Designees. However, the Purchaser Designees will be selected from among the persons listed in Schedule I attached hereto. Schedule I also includes certain information with respect to each such person. Each of the persons listed in Schedule I has consented to serve as a director of Continuus if appointed or elected. None of such persons currently is a director of, or holds any positions with, Continuus. Purchaser and Raindrop have advised Continuus that, to the best of their knowledge, none of the persons listed on
Schedule I or any of their affiliates beneficially owns any equity securities or rights to acquire any such securities of Continuus, nor has any such person been involved in any transaction with Continuus or any of its directors, executive officers or affiliates that is required to be disclosed pursuant to the rules and regulations of the Commission other than with respect to transactions between Purchaser, Raindrop and Continuus that have been described in the Schedule TO or the Statement.

                                   MANAGEMENT

                        EXECUTIVE OFFICERS AND DIRECTORS

     The executive officers and directors of Continuus and their ages are as follows:

NAME                                                   AGE                    POSITION
----                                                   ---                    --------
John R. Wark.........................................  48     President, Chief Executive Officer and
                                                              Chairman of the Board of Directors
David McCann.........................................  40     Executive Vice President, Global
                                                              Operations Worldwide
Steven L. Johnson....................................  40     Vice President, Finance and Chief
                                                              Financial Officer
William A. Philbin...................................  40     Vice President, Internet Business
                                                              Development
Paul G. Van Den Berg.................................  42     Vice President, Product Management
Fred B. Cox..........................................  65     Director
Kevin G. Hall(1).....................................  41     Director
A. Barry Patmore.....................................  59     Director
Stewart A. Schuster(1)...............................  54     Director

---------------
(1) Member of Audit and Compensation Committees

     John R. Wark has served as our President, Chief Executive Officer and Chairman of the board of directors since November 1994. Prior to joining Continuus, Mr. Wark served as Vice President, Marketing and Development at Progress Software Corporation, a software development tool and database system provider, from February 1992 to November 1994. Prior to his tenure with Progress Software, he served as a Vice President of the Applications Software Division of Pansophic Systems.

     David McCann has served as our Executive Vice President, Global Operations Worldwide since April 2000. From March 1999 until April 2000, he was our Vice President, Americas Operations. Mr. McCann was President and Chief Executive Officer of SOS Communications Inc, a wireless services company, from July 1998 to March 1999. He served as Vice President and General Manager of a division of Subscriber Computing, Inc., a telecommunications applications software company, from January 1998 to June 1998 and Vice President and General Manager of the Spatialware Division of Mapinfo Corporation from July 1996 to November 1997. Mr. McCann also served as Vice President of Worldwide Marketing for the Client Server Division of Unisys Corporation from March 1993 to June 1996.

     Steven L. Johnson has served as our Vice President, Finance and Chief Financial Officer since December 1998. From August 1988 to June 1998, he was employed by Subscriber Computing, Inc., an application software company serving the wireless telecommunications market. From June 1993 to June 1998, Mr. Johnson served as Subscriber Computing's Vice President and Chief Financial Officer.

     William A. Philbin has served as our Vice President, Internet Business Development since April 2000. Mr. Philbin was our Vice President, Marketing from August 1998 until April 2000. From February 1996 until August 1998, he was our Vice President Research and Development. Mr. Philbin was employed by Progress Software Corporation from March 1992 to February 1996, where he served in several positions, including Director of Midrange Systems.

     Paul G. Van Den Berg has served as our Vice President, Product Management since November 1999. Mr. Van Den Berg was our Vice president, Business Development from April 1999 until November 1999. From October 1996 to April 1999, he held regional sales and business development positions with MapInfo Corporation, a provider of desktop and enterprise software for mapping solutions. From March 1993 to September 1996 he served as Director of Business Development for the Spatial Technology Group of Unysis Corporation.

     Fred B. Cox has served as a director of Continuus since 1994, prior to which Mr. Cox served as our President for four years. He is currently the Chairman of the Board of Directors and co-founder of Emulex Corporation, a publicly traded designer and manufacturer of products which enhance access to and storage of electronic data and applications.

     Kevin G. Hall has served as a director of Continuus since 1994. Mr. Hall is a general partner of Norwest Venture Partners, a private investment firm, where he focuses on software, communications and semiconductors.

     A. Barry Patmore has served as a director of Continuus since April 1999. Mr. Patmore has been a venture partner of Brentwood Venture Capital, a private investment firm, since April 1999. Mr. Patmore was employed by Andersen Consulting from 1966 to February 1999, where he served in several positions, including Office Managing Partner of Southern California and Worldwide Managing Partner in two divisions. Mr. Patmore is currently a member of the board of directors of KCET, a public television station and LetsTalk.com, a specialty retailer of wireless and cellular products.

     Stewart A. Schuster has served as a director of Continuus since May 1997. Dr. Schuster has been a venture partner of Brentwood Venture Capital, since December 1995. Dr. Schuster served as Executive Vice President of Marketing at Sybase, Inc., a database solutions company, from 1986 to 1995.

BOARD COMMITTEES

     Continuus currently has an Audit Committee and Compensation Committee of its Board of Directors.

     The Audit Committee meets with Continuus' independent auditors at least annually to review the results of the annual audit and discuss the financial statements; recommends to the Board the independent auditors to be retained; and receives and considers the accountants' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. The Audit Committee is composed of two non-employee directors: Messrs. Hall and Schuster. It met once during the 1999 fiscal year.

     The Compensation Committee makes recommendations concerning salaries and incentive compensation, awards stock options to employees and consultants under Continuus' stock option plans and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee is composed of two non-employee directors: Messrs. Hall and Schuster. Until April 16, 1999, Mr. Cox also served on the Compensation Committee. It met once and acted by unanimous written consent five times during the 1999 fiscal year.

                           COMPENSATION OF DIRECTORS

     Each non-employee director of Continuus receives a per meeting fee of $2,000 (plus $500 for each committee meeting attended by committee members). In the fiscal year ended December 31, 1999, the total compensation paid to non-employee directors was $20,000. The members of the Board of Directors are also eligible for reimbursement for their expenses incurred in connection with attendance at Board meetings in accordance with Company policy.

     Each non-employee director of Continuus also receives stock option grants under Continuus' 1997 Equity Incentive Plan (the "1997 Plan"). Options granted under the 1997 Plan to non-employee directors are intended by Continuus not to qualify as incentive stock options under the Internal Revenue Code of 1986, as amended (the "Code").

     Option grants to non-employee directors under the 1997 Plan are non-discretionary. On the date of each annual meeting of stockholders, but following such annual meeting, each member of Continuus' Board of Directors who is not an employee of Continuus is granted under the 1997 Plan an option to purchase 7,500 shares of Common Stock of Continuus. The exercise price of options granted under the 1997 Plan is 100% of the fair market value of the Common Stock subject to the option on the date of the option grant. The options granted to the non-employee directors under the 1997 Plan vest on the date upon which such director has provided one year of continuous service as a non-employee director following the date of grant of such option. In the event of a change in control, as defined in the 1997 Plan, the surviving entity must either assume or substitute the options. If the surviving entity does not assume or substitute the options, the vesting of the options shall be accelerated prior to the change in control and they shall be terminated if not exercised prior to the change in control.

     During the last fiscal year, Continuus granted options covering 7,500 shares to each non-employee director of Continuus, at an exercise price per share of $4.375. The fair market value of such Common Stock on the date of grant was $4.375 per share (based on the closing sales price reported on the Nasdaq National Market for the date of grant).

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the ownership of Continuus' Common Stock as of October 23, 2000 by: (i) each director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of Continuus as a group; and (iv) all those known by Continuus to be beneficial owners of more than five percent of its Common Stock.

                                                              BENEFICIAL OWNERSHIP (1)
                                                              -------------------------
                                                              NUMBER OF     PERCENT OF
BENEFICIAL OWNER                                                SHARES         TOTAL
----------------                                              ----------    -----------
Kevin G. Hall(2)............................................  1,853,721         16.6%
  Norwest Equity Partners IV
  245 Lytton Avenue, Suite 250
  Palo Alto, CA 94301
Entities affiliated with Norwest Equity Partners IV(3)......  1,824,889         16.4%
  245 Lytton Avenue, Suite 250
  Palo Alto, CA 94301
London Pacific Life & Annuity Company(6)....................  1,078,166          9.7%
  3109 Poplarwood Court, Suite 108
  Raleigh, NC 27604
Stewart A. Schuster(4)......................................    699,856          6.3%
  Brentwood Associates VI, L.P.
  3000 Sand Hill Road, Building One,
  Suite 260
  Menlo Park, CA 94025
Fred B. Cox(8)..............................................    714,692          6.4%
  2 Rue Grimaldi Way
  Henderson, NV 89011
Entities affiliated with Brentwood Associates VI, L.P.(5)...    665,718          6.0%
  3000 Sand Hill Road, Building One,
  Suite 260
  Menlo Park, CA 94025
Advanced Technology Ventures III(7).........................    650,558          5.8%
  485 Ramona Street, Suite 200
  Palo Alto, CA 94301
Entities affiliated with Accel IV, L.P.(9)..................    563,582          5.0%
  428 University Avenue
  Palo Alto, CA 94301
John R. Wark(10)............................................    522,896          4.5%
William A. Philbin(11)......................................    171,096          1.5%

                                                              BENEFICIAL OWNERSHIP (1)
                                                              -------------------------
                                                              NUMBER OF     PERCENT OF
BENEFICIAL OWNER                                                SHARES         TOTAL
----------------                                              ----------    -----------
Steven L. Johnson(12).......................................    128,420          1.1%
David McCann(13)............................................    129,434          1.2%
Paul Van Den Berg(14).......................................     77,123        *
A. Barry Patmore(15)........................................     13,125        *
All executive officers and directors as a group (9
  persons)..................................................  4,310,363         36.0%

---------------
* Less than one percent.

 (1) This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission (the "SEC"). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, Continuus believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 11,130,314 shares outstanding on October 23, 2000, adjusted as required by rules promulgated by the SEC.

 (2) Includes 1,824,889 held by the entities listed in note 3 below and 28,832 shares subject to options exercisable within 60 days of October 23, 2000. Mr. Hall is a general partner of Itasca Partners and Itasca Partners V, LLP, the general partners of the entities listed in note 3 below. Mr. Hall disclaims beneficial ownership of the shares held by the entities listed in note 3 below, except to the extent of his direct pecuniary interest in the shares.

 (3) Includes 11,815 shares subject to warrants exercisable within 60 days of October 23, 2000; includes 774,303 shares held by Norwest Equity Partners V and 9,723 shares subject to warrants exercisable within 60 days of October 23, 2000 held by Norwest Equity Partners V.

 (4) Includes 30,601 shares subject to options exercisable within 60 days of October 23, 2000 and 650,226 shares held by the entities listed in note 5 below. Dr. Schuster disclaims beneficial ownership of the shares held by the entities listed in note 5 below.

 (5) Includes 15,492 shares subject to warrants exercisable within 60 days of October 23, 2000. Brentwood VI Ventures, L.P. is the general partner of Brentwood Associates VI, L.P. The general partners of Brentwood VI Ventures, L.P. are deemed to beneficially own the shares held by Brentwood Associates VI, L.P. and therefore have voting and investment power of the shares. The general partners of Brentwood VI Ventures, L.P. disclaim beneficial ownership of the shares, except to the extent of their direct pecuniary interest in the shares. Dr. Schuster, a director of Continuus, is affiliated with Brentwood VI Ventures, L.P.

 (6) All 1,078,167 shares are subject to a senior secured convertible debenture with a conversion price of $5.57 per share held by London Pacific Life & Annuity Company which may be converted at any time at the option of London Pacific.

 (7) Includes 10,031 shares subject to warrants exercisable within 60 days of October 23, 2000.

 (8) Includes 662,109 shares held by the Melita Company, LLC. Also includes 52,583 shares subject to options exercisable within 60 days of October 23, 2000.

 (9) Includes 6,271 shares subject to outstanding warrants exercisable within 60 days of October 23, 2000, 24,399 shares held by Accel Investors '95 L.P., 294 shares subject to outstanding warrants exercisable within 60 days of October 23, 2000 held by Accel Investors '95 L.P, 10,779 shares held by Accel Keiretsu L.P., 130 shares subject to outstanding warrants exercisable within 60 days of October 23, 2000 held by Accel Keiretsu L.P., 1,750 shares held by Ellmore C. Patterson Partners and 150 shares subject to outstanding warrants exercisable within 60 days of October 23, 1999 held by Ellmore C. Patterson Partners.

(10) Includes restricted stock award of 125,000 and 397,896 shares subject to options exercisable within 60 days of October 23, 2000.

(11) Includes restricted stock award of 65,000 and 106,096 shares subject to options exercisable within 60 days of October 23, 2000.

(12) Includes restricted stock award of 75,000 and 53,420 shares subject to options exercisable within 60 days of October 23, 2000.

(13) Includes restricted stock award of 75,000 and 54,434 shares subject to options exercisable within 60 days of October 23, 2000.

(14) Includes restricted stock award of 30,000 and 47,123 shares subject to options exercisable within 60 days of October 23, 2000.

(15) Includes 13,125 shares subject to options exercisable within 60 days of October 23, 2000.

                       COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY OF COMPENSATION

     The following table shows for the fiscal years ended December 31, 1999 and 1998, compensation awarded or paid to, or earned by, Continuus' Chief Executive Officer and its other four most highly compensated executive officers at December 31, 1999 (the "Named Executive Officers"):

                         SUMMARY COMPENSATION TABLE(1)

                                                                      LONG-TERM
                                                                     COMPENSATION
                                                                        AWARDS
                                                                     ------------
                                          ANNUAL COMPENSATION         SECURITIES
                                       --------------------------     UNDERLYING      ALL OTHER
         NAME AND PRINCIPAL                    SALARY      BONUS       OPTIONS       COMPENSATION
              POSITION                 YEAR      ($)        ($)          (#)            ($)(2)
         ------------------            ----    -------    -------    ------------    ------------
John R. Wark
  President and Chief                  1999    175,000     40,000      125,472
  Executive Officer..................  1998    175,000     50,000       42,453
William A. Philbin
  Vice President,                      1999    150,000     15,000       20,000
  Engineering........................  1998    142,096         --       46,226
Steven L. Johnson
  Vice President, Finance and Chief
     Financial Officer...............  1999    140,000      9,000       25,000
David McCann
  Vice President, Americas
     Operations......................  1999    114,985     49,282      171,510
Geoffrey W. Haggart
  Former Vice President,               1999    137,411    138,195       34,434          14,549
  European Operations (3)............  1998    124,342     95,739       47,736          14,921

---------------
(1) As permitted by the rules promulgated by the Securities Exchange Commission, no amounts are shown for 1997.

(2) Consists of a car allowance for Mr. Haggart.

(3) Mr. Haggart resigned from Continuus in April 2000.

STOCK OPTION GRANTS AND EXERCISES

     Continuus grants options to its executive officers under its 1997 Equity Incentive Plan. As of October 15, 2000, options to purchase a total of 3,318,356 shares were outstanding under the Incentive Plan and options to purchase 134,474 shares remained available for grant thereunder. Options generally have a term of ten years and vest over a period of four years.

     The following tables show for the fiscal year ended December 31, 1999, certain information regarding options granted to, exercised by, and held at year end by, the Named Executive Officers:

                     OPTIONS GRANTED IN LAST FISCAL YEAR(1)

                                                      INDIVIDUAL GRANTS                  POTENTIAL REALIZABLE
                                       -----------------------------------------------     VALUE AT ASSUMED
                                                     % TOTAL                                 ANNUAL RATES
                                       NUMBER OF     OPTIONS                                OF STOCK PRICE
                                       SECURITIES   GRANTED TO                             APPRECIATION FOR
                                       UNDERLYING   EMPLOYEES    EXERCISE                     OPTION TERM
                                        OPTIONS     IN FISCAL     PRICE     EXPIRATION   ---------------------
NAME                                    GRANTED      YEAR(2)      ($/SH)       DATE       5%($)       10%($)
----                                   ----------   ----------   --------   ----------   --------   ----------
John R. Wark.........................    75,472        5.3%       6.630      02/15/09    315,239      795,603
                                         50,000        3.5%       4.375      10/22/09    137,812      347,812
Steven L. Johnson....................    25,000        1.8%       4.375      10/22/09     68,906      173,906
David McCann.........................   139,623        9.9%       6.630      03/24/09    583,191    1,471,863
                                          1,887        0.1%       8.000      04/09/09      9,510       24,002
                                         30,000        2.1%       4.375      10/22/09     82,687      208,687
William A. Philbin...................    20,000        1.4%       4.375      10/22/09     55,125      139,215
Geoffrey W. Haggart..................     9,434        0.7%       3.980      01/15/09     23,654       59,700
                                         25,000        1.8%       4.375      10/22/09     68,906      173,906

---------------
(1) The options referenced above become exercisable over a 4-year period with 25% vesting one year from the date of grant and the remaining shares vesting in equal monthly installments over the remaining three years.

(2) Based on options to purchase 1,416,360 shares granted to employees in the fiscal year ended December 31, 1999, including the Named Executive Officers.

  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR, AND FISCAL YEAR END OPTION
                                     VALUES

                                                                   NUMBER OF
                                                                  SECURITIES           VALUE OF
                                                                  UNDERLYING          UNEXERCISED
                                                                  UNEXERCISED        IN-THE-MONEY
                                                                  OPTIONS AT          OPTIONS AT
                                   SHARES                          FY-END(#)           FY-END($)
                                  ACQUIRED          VALUE        EXERCISABLE/        EXERCISABLE/
NAME                           ON EXERCISE(#)    REALIZED($)     UNEXERCISABLE     UNEXERCISABLE(1)
----                           --------------    -----------    ---------------    -----------------
John R. Wark.................        --                --       335,671/137,462    3,313,661/478,806
Steven L. Johnson............        --                --        33,019/124,057    330,520/1,182,186
David McCann.................        --                --        28,892/142,618      155,150/823,375
William A. Philbin...........        --                --         75,814/68,714      790,738/600,818
Geoffrey W. Haggart..........       500            39,175         42,428/75,414      352,659/703,012

---------------
(1) Fair market value of Continuus' Common Stock at December 31, 1999 ($12.00 per share) minus the exercise price of the options.

              REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF
                      DIRECTORS ON EXECUTIVE COMPENSATION

     During 1999, the Compensation Committee (the "Committee") was comprised of Messrs. Hall and Schuster. The Committee is responsible for setting and administering Continuus' policies governing annual executive salaries, bonuses (if any) and stock ownership programs. The Committee evaluates the performance of management and determines the compensation of the Chief Executive Officer ("CEO") and the other executive officers of Continuus based upon the accomplishment of defined objectives in Continuus' research and product development programs and achievement of financial targets. The full Board of Directors reviews the Committee's recommendations regarding the compensation of the CEO and the other executive officers, except that Mr. Wark does not participate in the review of his compensation as CEO.

EXECUTIVE OFFICER COMPENSATION PROGRAM

     Continuus' executive officer compensation program consists of base salary, bonus and long-term compensation in the form of stock options. Continuus' executive officer compensation program is designed to achieve the following objectives:

     - Attract, retain and motivate quality executives who possess the necessary leadership and management skills.

     - Provide an incentive to advance the research and development of Continuus' software products.

     - Emphasize stock-based compensation to provide longer-term motivation by aligning the executives' interests with those of Continuus and its stockholders.

     Compensation is based on the level of job responsibility and the level of the individual's performance as well as Continuus' performance. The Committee endeavors to set executive compensation within a range which the Committee believes is comparable to the average range of compensation set by companies of comparable size and stage of development in the software industry. The group of comparable companies is not necessarily the same as the companies reflected in the market indices included in the performance graph on page 50 of this report.

     The Committee believes that Continuus' executive compensation program reflects the principles described above and provides executives strong incentives to maximize Company performance and enhance stockholder value. The Committee believes that a stock option program to reward performance is an appropriate method of executive compensation, with relatively modest increases in base compensation.

BASE SALARY

     Base salary levels for each of Continuus' executive officers are reviewed annually. Continuus applies various subjective criteria, including performance of the individual and Continuus and relative responsibility and experience, to determine appropriate base salaries. In evaluating Company performance, the Committee considers the meeting of certain product milestones, achieving certain corporate objectives (related to financings, collaborations and other strategic transactions) and organizational effectiveness. In addition, Continuus compares its executives' base salaries to management salaries at companies in the software industry, in comparable geographic areas and at similar stages of growth and considers industry surveys regarding executive compensation. The Committee uses these criteria as a frame of reference for annual salary adjustments although other factors are considered, as appropriate, and no specific weights are ascribed to the factors considered by the Committee.

LONG-TERM INCENTIVE COMPENSATION

     Continuus' long-term incentive program includes stock options and other awards granted under the 1997 Plan. Stock options are an important part of Continuus' performance-based compensation. Option grants include vesting periods (generally over four years) to encourage key employees to continue in the employ of

Continuus. Through option grants, executives receive significant equity incentives to build long-term stockholder value.

     The Committee believes that providing management a substantial economic interest in the long-term appreciation of Continuus' Common Stock further aligns the interests of stockholders and management. The size of option grants to an individual is primarily determined by such individual's position within management of Continuus, as well as competitive practices at software companies of comparable size. The Committee also considered the size of grants to individuals in previous years and internal relativity.

     Section 162(m) of the Code limits Continuus to a deduction for federal income tax purposes of no more than $1 million paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code. The Compensation Committee intends to continue to evaluate the effects of Code
Section 162(m) and to comply with the requirements of that statute to the extent consistent with the best interests of Continuus. The Compensation Committee believes that at the present time it is unlikely that the compensation paid to any Named Executive Officer in a taxable year which is subject to the deduction limit will exceed $1 million. Therefore, the Compensation Committee has not yet established a policy for determining which forms of incentive compensation awarded to Named Executive Officers will be designed to qualify as performance-based compensation.

CEO COMPENSATION

     During 1999, the total compensation program for Mr. John Wark, Chief Executive Officer of Continuus, was largely based on the same components as for other senior executives of Continuus. Each year the Committee reviews the Chief Executive Officer's existing compensation arrangement, the individual performance for the calendar year under review, as well as Continuus' performance relative to its peers.

     In December 1999, the Committee reviewed the achievement of objectives for 1999 and determined to maintain Mr. Wark's base annual salary for 2000 at $175,000 and granted him a year-end bonus of $100,000.

     From the members of the Compensation Committee of Continuus Software
Corporation:

       Kevin G. Hall

        Stewart A. Schuster

             EMPLOYMENT, SEVERANCE AND CHANGE OF CONTROL AGREEMENTS

     On May 31, 1997, we entered into a President/CEO Change in Control Severance Benefits Agreement with John R. Wark. The severance benefit agreement provides that upon a change in control of Continuus, and the subsequent termination without cause of Mr. Wark's employment, he is entitled to a continuation of base salary for twelve months, payment of his applicable target bonus, accelerated vesting of options and continued health care benefit coverage as permitted by COBRA, Internal Revenue Code Section 4980B.

     We have entered into Executive Change in Control Severance Benefits Agreements with each of William A. Philbin, Steven L. Johnson, David McCann and Paul Van Den Berg. The agreements provide that upon a change in control of Continuus, and if these executives are subsequently terminated without cause, they are entitled to a continuation of base salary for between six and nine months, a portion of their target bonus, continued or accelerated vesting of options and continued health care benefit coverage as permitted by COBRA.

     Under the terms of the President/CEO Change in Control Severance Benefits Agreement and the Executive Change in Control Severance Benefits Agreements, a change in control includes: (i) a sale of all or substantially all our assets;
(ii) a merger in which we are not the surviving corporation; (iii) a reverse merger where we are the surviving entity, but our common stock outstanding immediately prior to the merger is converted into other property; and (iv) the acquisition of the securities representing at least the beneficial ownership of 50% of the combined voting power entitled to elect our directors.

     In August 2000, the Continuus granted an aggregate of 370,000 shares of Common Stock pursuant to restricted stock bonus awards under the it's 1997 Plan to the following executive officers.

STOCK HOLDER                                           NUMBER OF SHARES
------------                                           ----------------
John Wark..........................................        125,000
Steven Johnson.....................................         75,000
David McCann.......................................         75,000
William Philbin....................................         65,000
Paul Van Den Berg..................................         30,000

     Under the terms of the awards, the Continuus has a right to repurchase the unvested portion of the Common Stock subject to the awards in the event the holder's continuous service with Continuus is terminated. One hundred percent (100%) of the shares subject to the restricted stock bonus awards shall vest on August 3, 2005. In the event of a change in control of Continuus, including the acquisition of at least 50% of Continuus' voting power, the its right to repurchase the stock subject to the awards shall lapse in full.

     On October 25, 2000, each of Messrs. Wark, Philbin, Van Den Berg, and McCann entered into an amendment to his change in control severance benefits agreements (each, a "Change in Control Amendment") with Telelogic in connection with the Offer.

     Under the Change in Control Amendments, each of Messrs. McCann, Philbin, Van Den Berg, and Wark has agreed for a limited period of time following the Effective Time not to compete with Continuus' business, not to solicit for employment Continuus employees and not to disclose confidential information, in each case subject to certain limitations. In addition, each of Messrs. McCann, Philbin, Van Den Berg, and Wark has agreed to the cancellation of each of his vested and unvested stock option awards and unvested restricted stock awards as of the Effective Time.

     In consideration of the non-competition, non-solicitation, confidentiality, award cancellations and other provisions under each Change in Control Amendment, Telelogic has agreed to grant each of Messrs. McCann, Philbin, Van Den Berg, and Wark the right to receive, in cash, (i) at the Effective Time, for each share subject to an option that was exercisable and outstanding, an amount equal to the difference between the Merger Consideration and the per Share exercise price of such option (to the extent the difference is a positive number), (ii) an amount equal to the difference between the Merger Consideration and the per Share exercise price of each unvested option held by the executive plus interest from the Effective Time (to the extent the difference is a positive number), and (iii) for each Share of restricted stock, an amount equal to the Merger Consideration plus interest from the Effective Time; provided however, the right to receive the amounts granted in (ii) and (iii) above shall be held in escrow and be due and payable only after they become vested. For Messrs. Wark and Philbin, such amounts in (ii) and
(iii) above shall vest 50% on each of March 31 and June 30, 2001. For Messrs. Van Den Berg and McCann, such amounts in (ii) and (iii) above shall vest 33%, 33% and 34% on each of the Effective Time, March 31, 2001 and June 30, 2001, respectively. In addition, each of Messrs. McCann, Philbin, Van Den Berg, and Wark have been guaranteed a portion of their target bonuses for 2001 if they remain in the employ of Continuus for specified periods of time. Messrs. Wark and Philbin have been guaranteed 50% of their target, year 2001, bonuses if they are an employee of Continuus on December 31, 2001. Messrs. Van Den Berg and McCann have been guaranteed 50% of their target bonuses for the first six months of 2001 if they are an employee of Continuus on June 30, 2001. Pursuant to the Change in Control Amendments described herein Messrs. McCann, Philbin, Van Den Berg, and Wark will each be entitled to receive $86,500, $173,573, $54,200, and $658,654 as of the Effective Time.

     The foregoing descriptions of the Change in Control Amendments of Messrs. McCann, Philbin, Van Den Berg, and Wark are qualified in their entirety by the terms of each such agreement. Each such agreement has been filed as an exhibit to the Schedule TO, of which this Offer to Purchase constitutes a part, and each such agreement is hereby incorporated by reference. The foregoing documents which have been attached as exhibits to the Schedule TO may be examined at, and may be obtained from, the offices of the SEC in the same manner as set forth in
Section 8 above.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Two of our directors, Kevin G. Hall and Stewart A. Schuster, are affiliated with holders of more than 5% of our capital stock. Mr. Hall is a general partner of Itasca Partners, the general partner of Norwest Equity Partners V and Norwest Equity Partners IV. Dr. Schuster is a venture partner of Brentwood Associates VI, L.P. In the transactions described below, neither Mr. Hall nor Dr. Schuster received securities as individuals.

     In April 1999, we entered into a loan agreement with Silicon Valley Bank for a revolving line of credit of up to $2,000,000. Four stockholders who beneficially own more than 5% of our capital stock guaranteed the amounts we borrowed under the loan agreement. As consideration for the guaranties of the stockholders, we issued warrants to purchase our common stock in the following amounts:

                                                           NUMBER OF
DIRECTORS/5% STOCKHOLDERS                                WARRANT SHARES
-------------------------                                --------------
Norwest Equity Partners, V(1)........................        21,538
Brentwood Associates VI, L.P.........................        15,492
Accel IV L.P.(2).....................................        10,031
Advanced Technology Partners III.....................         6,845

---------------
(1) Includes 11,815 warrant shares held by Norwest Equity Partners, IV.

(2) Includes 294 warrant shares held by Accel Investors "95 L.P., 130 warrant shares held by Accel Keiretsu L.P. and 150 warrant shares held by Ellmore C. Patterson Partners.

     In the event the stockholders guaranteeing the amounts borrowed under the loan agreement must make a payment to Silicon Valley Bank, we will issue each paying stockholder additional warrants to purchase our common stock in the following amounts:

                                                           NUMBER OF
DIRECTORS/5% STOCKHOLDERS                                WARRANT SHARES
-------------------------                                --------------
Norwest Equity Partners, V(1)........................        14,358
Brentwood Associates VI, L.P.........................        10,328
Accel IV L.P.(2).....................................         4,563
Advanced Technology Partners III.....................         6,687

---------------
(1) Includes 7,876 warrant shares we would issue to Norwest Equity Partners, IV.

(2) Includes 196 warrant shares we would issue to Accel Investors "95 L.P., 86 warrant shares we would issue to Accel Keiretsu L.P. and 100 warrant shares we would issue to Ellmore C. Patterson Partners.

     Continuus granted the restricted stock bonus awards described in "Employment, Severance and Change of Control Agreements."

     Continuus has entered into indemnity agreements with certain officers and directors which provide, among other things, that Continuus will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he may be required to pay in actions or proceedings which he is or may be made a party be reason of his position as a director, officer or other agent of Continuus, and otherwise to the full extent permitted under Delaware law and Continuus' Bylaws.

                     PERFORMANCE MEASUREMENT COMPARISON(1)

     The following graph shows the total stockholder return of an investment of $100 in cash on July 29, 1999 through December 31, 1999 for (i) Continuus' Common Stock, (ii) the Nasdaq National Market and (iii) the Nasdaq Computer & Data Processing Index (the "Nasdaq Computer Index"). All values assume reinvestment of the full amount of all dividends and are calculated as of December 31 of each year:

                               PERFORMANCE GRAPH
---------------
(1) This Section is not "soliciting material," is not deemed filed with the SEC, and is not to be incorporated by reference into any filing of Continuus under the 1933 Act or the 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language in such filing.

(2) The Nasdaq Computer and Data Processing Index is made up of all companies with the Standard Industrial Classification (SIC) code 737 (category description "Computer Programming, Data Processing, and Other Computer Related Services"). Information regarding the companies comprising this index is available upon written request to Secretary, Continuus Software Corporation, 9401 Jeronimo Road, Irvine, California 92618.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 (the "1934 Act") requires Continuus' directors and executive officers, and persons who own more than ten percent of a registered class of Continuus' equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of Continuus. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish Continuus with copies of all Section 16(a) forms they file.

     To Continuus' knowledge, based solely on a review of the copies of such reports furnished to Continuus and written representations that no other reports were required, during the fiscal year ended December 31, 1999, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with; except that one report, covering an aggregate of one transaction, was filed late by Mr. Haggart and an initial report of ownership was filed late by each of Messrs. Cox, Zechter, Schuster, Hall, Haggart, Patmore, Carrigan, Wark, Johnson, McCann and Philbin and Norwest Equity Partners IV, entities affiliated with Brentwood Associates VI LP and entities affiliated with Advanced Technology Ventures III.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

                                   SCHEDULE I

     As of the date of this Information Statement, the Purchaser has not determined who will be the Purchaser Designees. However, such Purchaser Designees will be selected from the following list of directors and executive officers of Purchaser or its affiliates. The information contained herein concerning Purchaser and its directors and executive officers and those of its affiliates has been furnished by Purchaser and Raindrop. Continuus assumes no responsibility for the accuracy or completeness of such information.

     The name, present principal occupation or employment and five-year employment history of each of the persons is set forth below. None of the persons listed below owns any Common Stock or has engaged in any transactions with respect to Common Stock during the past 60 days. During the last five years, none of the persons listed below has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) nor was such person a party to a civil proceeding of a judicial or administrative body of competent jurisdiction, and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws. None of the persons listed below (i) is currently a director of, or holds any position with, Continuus (ii) has a familial relationship with any of the directors or executive officers of Continuus or (iii) based on information provided to Continuus by Purchaser (which is to the best of Purchaser's knowledge), beneficially owns any securities (or rights to acquire any securities) of Continuus. Continuus has been advised by Purchaser that, to the best of Purchaser's knowledge, none of the persons listed below has been involved in any transaction with Continuus or any of its directors, executive officers or affiliates which is required to be disclosed pursuant to the rules and regulations of the Commission.

                      DIRECTORS AND EXECUTIVE OFFICERS OF
                            TELELOGIC AND PURCHASER

DIRECTORS AND EXECUTIVE OFFICERS OF TELELOGIC.

     The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each director and executive officer of Telelogic. Unless otherwise indicated, the current business address of each person is P.O. Box 4128, SE-203 12 Malmo, Sweden. Unless otherwise indicated, each such person is a citizen of Sweden and each occupation set forth opposite an individual's name refers to employment with Telelogic.

                                                 PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME AND AGE                                 MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
------------                             -----------------------------------------------------------
Anders Lidbeck, 38...................    President and Chief Executive Officer since October, 1998.
                                         Director since February, 1999. Mr. Lidbeck was previously
                                         employed as Sales Director of Telia Megacom from July,
                                         1996, to September, 1998, and as Sales and Marketing
                                         Director of ICL Industry Systems Europe from January, 1995, to June, 1996.

                                                 PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME AND AGE                                 MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
------------                             -----------------------------------------------------------
H degreesakan Tjarnemo, 40...........    Chief Financial Officer since February, 1998. Mr. Tjarnemo was previously employed as Financial Director of
                                         Beijer/Alma AB from March, 1994, to January, 1998.
Ingemar Ljungdahl, 47................    Chief Technology Officer since October, 1999. Chief
                                         Operation Officer from January, 1998, to October, 1999.
                                         President from July, 1991, to December, 1997.
H degreesakan Rippe, 32..............    Executive Vice President, Business Development, since
                                         November, 1999. General Manager Professional Services from
                                         January, 1999, to October, 1999. Mr. Rippe was previously
                                         employed as a management consultant by Guide Konsult AB
                                         (Stockholm, Sweden) from June, 1996, to December, 1998, and as a business analyst by Investment AB Bure (Gothenburg,
                                         Sweden) from August, 1994, to June, 1996.
Sverker Hannervall, 40...............    Executive Vice President, Global Sales, since September,
                                         2000. Executive Vice President, Marketing, from October,
                                         1999, to August, 2000. Mr. Hannervall was previously
                                         employed as Managing Director of Sigma Applications AB from
                                         September, 1998, to September, 1999; as Managing Director
                                         of CODA Nordic from May, 1997, to September, 1999; and as
                                         Assistant General Manager of Responsor AB from 1996, to
                                         1997.
Kjell Sp degreesangberg, 47..........    Director since March, 2000. Mr. Sp degreesangenberg is a
Itaraview Road                           partner in the international venture capital firm Emerging
Tiburon, California 94920                Technologies Ltd., a position he has held for the past five years.
Bo Wahlstrom, 51.....................    Director since March, 1998. Mr. Wahlstrom is currently
Mantor AB                                employed as President of Mantor AB (Goteborg, Sweden). He
Datavagen 10D,                           has served in that capacity for the past five years.
436 32 Askim, Sweden
Kjell Duveblad, 46...................    Director since October, 1998. Mr. Duveblad is currently
Oracle Svenska AB                        employed as Vice President Norden of Oracle Norden
Faregatan 7                              (Stockholm, Sweden). He has served in that capacity since
164 28 Kista, Sweden                     1993.
Lars Ahlman, 41......................    Director since March, 1998. Since 1995, Mr. Ahlman has
Respons Konsult AB                       owned and operated his own investment company, Respons AB
Nybrokajen 7,                            (Stockholm, Sweden).
111 48 Stockholm, Sweden
Lars Spongberg, 55...................    Director since March, 2000. Mr. Spongberg is currently a
Nordic Capital                           partner in the private equity group Nordic Capital. He was
Stureplan 4A,                            previously employed as the Chief Executive Officer of
114 35 Stockholm, Sweden                 Spectra-Phyfises AB (Stockholm, Sweden) from August, 1996, to July, 1999, and as Senior Vice President, Asia Region,
                                         of Autoliv AB (Stockholm, Sweden) from March, 1995, to
                                         July, 1996.

                                                 PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME AND AGE                                 MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
------------                             -----------------------------------------------------------
Mats Lonnqvist, 46...................    Director since March, 2000. Mr. Lonnqvist is currently a
Ratos AB                                 Senior Investment Manager at Ratos AB, where he has worked
Drottninggutan 2                         since May of this year. He was previously employed as
11 96 Stockholm, Sweden                  Executive Vice President and Chief Financial Officer of
                                         Esselte AB (Stockholm, Sweden) from August, 1997, until
                                         April, 2000; as Senior Vice President and Chief Financial
                                         Officer of Biacore International AB (Stockholm, Sweden)
                                         from June, 1996, to July, 1997; and as Managing Director of
                                         Resolvator AB (Stockholm, Sweden) from February, 1984, to
                                         May, 1996.
Stefan Wigren, 43                        Director since February, 1999. Mr. Wigren is a private
                                         investor and was employed as President of Front Capital
                                         System AM (Stockholm, Sweden) from February, 1989, to
                                         October, 1999.
Erik Froberg, 43.....................    Director since October, 1998. Mr. Froberg is currently the
Belle Systems A/S                        President and Chief Operating Officer of Belle Systems A/S,
400 Northpark Town Center                a position he has held since January, 2000. From March,
1000 Abernathy Road, Suite 1800          1999 to January, 2000, Mr. Froberg was a Special Advisor
Atlanta, Georgia 30328                   for General Atlantic Partners; between August, 1996 and
                                         March, 1999 he served in various capacities at LHS Group,
                                         including Advisor to the Chairman and Chief Executive
                                         Officer; and from February, 1985 to July, 1996 as Executive
                                         Vice President, Cape Gemini Sogeti Group.

DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER.

     The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each director and executive officer of the Purchaser. Unless otherwise indicated, the current business address of each person is P.O. Box 4128, SE-203 12 Malmo, Sweden. Unless otherwise indicated, each such person is a citizen of Sweden and each occupation set forth opposite an individual's name refers to employment with the Purchaser.

                                                 PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
            NAME AND AGE                     MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
            ------------                 -----------------------------------------------------------
Anders Lidbeck, 38...................    President and Director since Purchaser's formation in
                                         October 2000. Mr. Lidbeck has also been President and Chief
                                         Executive Officer of Telelogic since October, 1998, and has been a Director of Telelogic since February, 1999. He was
                                         previously employed as Sales Director of Telia Megacom from
                                         July, 1996, to September, 1998, and as Sales and Marketing
                                         Director of ICL Industry Systems Europe from January, 1995, to June, 1996.
H degreesakan Rippe, 32..............    Chief Financial Officer, Secretary and Director since
                                         Purchaser's formation in October 2000. Mr. Rippe has also
                                         been Executive Vice President, Business Development, of
                                         Telelogic since November, 1999. He served as Telelogic's
                                         General Manager, Professional Services, from January, 1999, to October, 1999. He was previously employed as a
                                         management consultant by Guide Konsult AB (Stockholm,
                                         Sweden) from June, 1996, to December, 1998, and as a
                                         business analyst by Investment AB Bure (Gothenburg, Sweden)
                                         from August, 1994, to June, 1996.